FORM 10f-3
Record of Securities Purchased Under the Fund's Rule 10f-3
Procedures

Fund Name:	Legg Mason Opportunity Trust


1.	Issuer:		Choice One Communications, Inc.


2.	Date of Purchase:	February 16, 2000

3.	Underwriter from whom purchased:	Morgan Stanley Dean
Witter,
	Warburg Dillon Read

4.	"Affiliated Underwriter" Managing or participating in
syndicate:
		Legg Mason Wood Walker

5.	Aggregate principal amount of purchase:	$60,000.00

6.	Aggregate principal amount of offering:	$142,900,000.00

7.	Purchase price (net of fees and expenses):		$20.00


8.	Date offering commenced:	February 16, 2000

9.	Offering price at time of purchase:		$20.00


10.	Commission, spread or profit: $	.90
4.5	%

11.	Have the following conditions been satisfied:		YES
	NO

a.	The securities are (i) part of an issue registered
under the Securities Act of 1933 which is being
offered to the public; (ii) "municipal securities"
as defined in Section 3(a)(29) of the Securities
Exchange Act of 1934; (iii) sold in an Eligible
Foreign Offering (as defined in Section (a)(2)
under Rule 10f-3); or (iv) sold in an Eligible
Rule 144A Offering (as defined in Section
(a)(4) under Rule 10f-3)?				     X

b.	The purchase price paid did not exceed the
offering price at the time of purchase?		     X


c.	The securities were purchased prior to the
close of the first day on which any sales
were made (or, if a rights offering, the
securities were purchased on or before
the fourth day preceeding the day on
which the rights offering terminated)?		     X


YES		NO

d.	The underwriting was a firm commitment
underwriting?						     X

e.	The commission, spread or profit was
reasonable and fair in relation to that being
received by others for underwriting similar
securities during the same period?			     X


f.	(1) The issuer of the securities(other than
the issuer of municipal securities) and its predecessors have been in continuous operation for not less than three years;

and

(2) If securities are municipal securities, the
issue of securities has received an investment
grade rating from a nationally recognized
statistical rating organization or, if the issuer
or entity supplying the revenues from which
the issue is to be paid has been in continuous
operation less than three years (including any
predecessor), it has received one of the three
highest ratings from at least one such rating
organization?								     X

g.	The amount of such securities purchased
by all of the investment companies advised
by the same Adviser did not  exceed 25% of
the principal amount of the offering?			     X


h.	No affiliated underwriter was a direct or
indirect participant in or beneficiary of the
sale?							     X

i.	Information has been promptly supplied to
the Secretary of the Fund for inclusion on
SEC Form NSAR?					     X


Approved	/s/ Jennifer Murphy					Date	4/3/00



LEGG MASON FUNDS ACCOUNTING
MEMORANDUM


To:	Legg Mason Fund Adviser, Inc.
Legg Mason Capital Management, Inc.
Bartlett & Co.
Batterymarch Financial Management, Inc.
Western Asset Management Company

From:	Kathi D. Bair

Date:	November 10, 1997

Re:	Form 10f-3


Enclosed please find revised Rule 10f-3 procedures for your review and files. Also attached is a revised Form 10f-3 to be completed upon the purchase of a security during the existence of an underwriting syndicate. Please complete the revised form when applicable, forward the original to my attention and keep a copy
for your files.   Please discard any old blank 10f-3 forms in
your files and begin using the revised forms as necessary. If you have any questions concerning the procedures or the form, please call me on ext. 2744. Thank you.


















cc:	Marie K. Karpinski
Kirkpatrick & Lockhart
Procedures file

C:\KGDATA\COMPLIAN\FORM10F3